Exhibit 16.1

April 7, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Appliance Recycling Centers of America, Inc.’s statements included under Item 4.01 of its Form 8-K for April 7, 2005 and we agree with such statements concerning our Firm in paragraphs 1 and 2.

McGladrey & Pullen, LLP